Exhibit 8.1

LUSE GORMAN, PC

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 780

Washington, DC 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

FEDERAL TAX OPINION

October 26, 2016

Board of Trustees

Huntingdon Valley Bank

3501 Masons Mill Road

Huntingdon Valley, PA 19006

Re:	Federal Income Tax Opinion Relating to Conversion of Huntingdon Valley Bank from a Pennsylvania-Chartered Mutual Savings Bank into a Pennsylvania-Chartered Stock Savings Bank

Members of the Board Trustees:

In accordance with your request, set forth below is the opinion of this firm relating to the material federal income tax consequences of the proposed conversion (the “Conversion”) of Huntingdon Valley Bank (the “Bank”) from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank (“Stock Bank”). In the Conversion, all of the Bank’s to-be-issued stock will be acquired by HV Bancorp, Inc., a Pennsylvania corporation (the “Holding Company”).

For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the: (1) Holding Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”) relating to the proposed issuance of up to 2,182,125 shares (at the adjusted maximum of the offering range) of common stock, par value $0.01 per share; (2) applications or notices for approval/non-objection of the Conversion and the formation of a new bank holding company filed with the Pennsylvania Department of Banking and Securities, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System (the “Applications”); (3) Plan of Conversion adopted by the Bank on July 20, 2016 (the “Plan”); (4) Articles of Incorporation and Bylaws of the Bank; and (5) Articles of Incorporation and Bylaws of the Holding Company. In such examination, we have assumed and have not independently verified the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. Capitalized terms used herein but not defined herein shall have the same meaning as set forth in the Plan.

Board of Trustees

Huntingdon Valley Bank

October 26, 2016

In issuing our opinion, we have assumed that the Bank will comply with the terms and conditions of the Plan, and that the various representations and warranties that are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws and under federal income tax laws except on the basis of the documents and assumptions described above.

In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Regulations”) thereunder, current administrative rulings, notices and procedures, and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

In rendering our opinion, we have assumed that the persons and entities identified in the Plan will at all times comply with applicable state and federal laws and the factual representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations may affect the opinions we are rendering. For purposes of this opinion, we are relying on the factual representations provided to us by the Bank, which are incorporated herein by reference.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service or a court.

BACKGROUND

The Bank is a mutual savings bank organized under the laws of the Commonwealth of Pennsylvania that is in the process of converting to a Pennsylvania-chartered stock savings bank. As a Pennsylvania-chartered mutual savings bank, the Bank has no authorized capital stock. Instead the Bank, in mutual form, has a unique equity structure. A depositor in the Bank is entitled to payment of interest on his or her account balance as declared and paid by the Bank. A depositor has no right to a distribution of any earnings of the Bank, except for interest paid on the deposit balance, and such earnings become retained earnings of the Bank. However, a depositor has a pro-rata ownership

Board of Trustees

Huntingdon Valley Bank

October 26, 2016

interest in the net worth of the Bank based upon the deposit balance in his or her account. This interest may only be realized in the event of a complete liquidation of the Bank. A depositor who reduces or closes his or her deposit account with the Bank receives solely the balance of his or her deposit account. In connection with and at the time of the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will exchange their liquidation rights in the Bank for an interest in a liquidation account (“Liquidation Account”) established at the Stock Bank.

PROPOSED TRANSACTION

The Holding Company has been formed under the laws of the Commonwealth of Pennsylvania for the purpose of the proposed transactions described herein, to engage in business as a bank holding company and to hold all of the stock of the Stock Bank. The Holding Company will issue shares of its voting common stock (“Company Stock”), upon completion of the mutual-to-stock conversion of the Bank, to persons purchasing such shares as described in greater detail below.

Following regulatory approval, the Plan provides for the offer and sale of shares of Common Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (1) Eligible Account Holders of the Bank; (2) the Bank’s tax-qualified employee stock benefit plans, including the newly formed employee stock ownership plan and the Bank’s 401(k) plan; (3) Supplemental Eligible Account Holders of the Bank; and (4) Other Members of the Bank, all as described in the Plan. The minimum amount of shares in the offering range must be sold. If shares remain after all orders are filled in the categories described above, the Plan calls for a community offering to the general public with a preference for members of the general public residing in Bucks, Chester, Delaware, Montgomery or Philadelphia Counties, Pennsylvania (“Community Offering”), followed by a syndicated community offering (“Syndicated Community Offering”) for the shares not sold in the Community Offering.

Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Bank, as converted. The estimated pro forma market value will be determined by RP Financial, LC., an independent appraiser. The conversion of the Bank from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Common Stock.

Board of Trustees

Huntingdon Valley Bank

October 26, 2016

OPINION OF COUNSEL

Based solely upon the foregoing information, we render the following opinion:

1. The change in the form of operation of the Bank from a Pennsylvania-chartered mutual savings bank to a Pennsylvania-chartered stock savings bank, as described above, will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to Stock Bank as a result of such Conversion. See Rev. Rul. 80-105, 1980-1 C.B. 78. The Bank and Stock Bank will each be a party to a reorganization within the meaning of Code Section 368(b). Rev. Rul. 72-206, 1972-1 C.B. 104.

2. No gain or loss will be recognized by Stock Bank on the receipt of money from Holding Company in exchange for its shares or by Holding Company upon the receipt of money from the sale of Common Stock. Code Section 1032(a).

3. The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. Code Section 362(b).

4. The holding period of the Bank’s assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. Code Section 1223(2).

5. No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their ownership interests in the Bank. Code Section 354(a).

6. The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

7. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Common Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase Common Stock. No taxable income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

Board of Trustees

Huntingdon Valley Bank

October 26, 2016

8. It is more likely than not that the basis of the Common Stock to its stockholders will be the purchase price thereof. (Section 1012 of the Code). The stockholder’s holding period will commence upon the exercise of the subscription rights. (Section 1223(5) of the Code).

9. For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. (Treas. Reg. Section 1.381(b)-(1)(a)(2)).

10. The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. Section 1.381(b)-1(a)(2).

11. The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. Treas. Reg. Section 1.381(b)-1(a)(2).

Notwithstanding any reference to Code Section 381 above, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Bank or its successor, Stock Bank, under the Code.

Our opinion under paragraph 7 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 7 and 8 is based on the facts that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that RP Financial, LC. has issued a letter dated September 7, 2016 stating that the subscription rights will have no ascertainable market value. We further note that the Internal Revenue Service has not in the past reached a different conclusion with respect to the value of nontransferable subscription rights. If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or Stock Bank may be taxable on the distribution of the subscription rights.

Board of Trustees

Huntingdon Valley Bank

October 26, 2016

CONSENT

We hereby consent to the filing of the opinion as an exhibit to the Registration Statement, and as an exhibit to the Applications with respect to the Conversion, as applicable. We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement and the Applications.

USE OF OPINION

We expressly consent to the use of and reliance on this opinion by BDO USA, LLP in issuing its state tax opinion to the Bank related to the Conversion.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC